Exhibit 99.1

Contacts:	Shannon Lapierre	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-3839	(631) 342-4687
	shannon.lapierre@ca.com	olivia.bellingham@ca.com

CA ELECTS FORMER IBM EXECUTIVE AS INDEPENDENT DIRECTOR

ISLANDIA, N.Y., February 1, 2005 – Computer Associates International, Inc. (NYSE: CA) today announced that retired IBM executive William E. McCracken has been elected to the Company’s Board of Directors. This expands CA’s Board to 11 members, including eight independent directors.

“Bill’s extensive global business and technology industry expertise, especially in the area of channel distribution, will be of tremendous value to the Board and the Company,” said CA Chairman Lewis S. Ranieri. “We look forward to working with Bill as CA continues to move forward.”

McCracken, 62, was with IBM for more than 36 years in numerous executive positions. Most recently, he was a member of its Chairman’s Worldwide Management Counsel and served as general manager of IBM’s printing division. Prior to that, he held the post of general manager, marketing, sales and distribution for IBM PC Company and was president of IBM’s EMEA and Asia PC Company.

After retiring from IBM in 2001, McCracken formed Executive Consulting Group LLC.

McCracken serves on the Boards of IKON Corporation and Lutheran Social Ministries of New Jersey, one of the state’s largest providers of affordable housing. He is also vice president of the Board of Plainfield Habitat for Humanity and a member of the New Jersey State Anti-Poverty Network.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

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© 2005 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.